Exhibit 99.1
HNI Corporation 600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7217, www.hnicorp.com

News Release

For Information Contact:
Marshall H. Bridges, Senior Vice President, and Chief Financial Officer (563) 272-7400
Matthew S. McCall, Vice President, Investor Relations, and Corporate Development (563) 275-8898

HNI CORPORATION ANNOUNCES

PLANT CONSOLIDATION

MUSCATINE, Iowa -- (May 20, 2024) -- HNI Corporation (NYSE: HNI) announced today it will close its Hickory, North Carolina, manufacturing plant during the first half of 2025 and consolidate production into its other North American facilities.

HNI expects the consolidation to improve productivity and strengthen operations, without sacrificing capacity or creating disruption. Customers and trade partners will benefit from production efficiencies, coordinated delivery logistics, and rigorous quality assurance.

HNI will maintain a commercial presence in Hickory with its HBF brand of workplace furnishings and textile products. HBF’s brand headquarters will remain in Hickory as will its marketing, customer experience, product development, and product engineering members (employees).

“Closing a facility is a difficult decision and is not a reflection on the hard work and effort of the Hickory operations team. We are grateful for their dedication and will work to assist them through this transition.

“This is a strategic decision to optimize our operational footprint and improve business performance. We are announcing this several months in advance as part of our commitment to make the transition as smooth as possible. We will continue to grow our premium HBF business with our talented brand team in Hickory. This move will improve the customer experience for our trade partners and end-users, and more efficiently deliver on our commitments to safety, quality, lead-times, and reliability,” said Jeff Lorenger, HNI’s Chairman, President, and Chief Executive Officer.

Estimated Financial Impacts

•	Cost savings. HNI estimates the consolidation will save approximately $11 million annually once fully mature in 2026. Savings realized in 2025 are expected to be $8 to $9 million.

•
Savings are incremental to previously announced cost synergies from the acquisition of Kimball International, Inc. (“KII”). Moving Hickory production to HNI’s manufacturing centers of excellence was partially enabled by the strategic integration of KII, which HNI acquired in June 2023. Total cost synergies associated with the integration of KII now total an estimated $50 million, reflecting the previously announced $35 million, $11 million associated with the Hickory consolidation, and approximately $4 million of new cost synergies related to ongoing procurement efforts. In addition to these cost synergies, KII continues to be highly complementary from a product, market, and cultural perspective. KII’s brands strengthen HNI’s exposure to several important trends and markets, including ancillary products, secondary geographies, healthcare, and hospitality.

•
Resulting charges. HNI anticipates charges resulting from the consolidation will impact pre-tax earnings by an estimated $10.3 million in 2024 and 2025, including $1.5 million of non-cash charges. The following table lists the estimated composition and timing of these charges:

(Dollars in millions)
Time Period	Restructuring Costs (Cash)	Accelerated Depreciation (Non- Cash)	Other Costs (Cash and Non-Cash)		Total
Q2 2024	2.5	0.1	1.4		4.1
Q3 2024	0.7	0.4	1.5		2.6
Q4 2024	0.8	0.4	0.7		1.8
				2024 Total	8.5
Q1 2025	0.7	0.4	0.4		1.5
Q2 2025	0.2	-	0.1		0.3
				2025 Total	1.8
				Grand Total	10.3

The decision will impact approximately 200 production and operations members in Hickory.

About HNI Corporation

HNI Corporation (NYSE: HNI) has been improving where people live, work, and gather for more than 75 years. HNI is a manufacturer of workplace furnishings and residential building products, operating under two segments. The Workplace Furnishings segment is a leading global designer and provider of commercial furnishings, going to market under multiple unique brands. The Residential Building Products segment is the nation’s leading manufacturer and marketer of hearth products, which include a full array of gas, electric, wood, and pellet-burning fireplaces, inserts, stoves, facings, and accessories. More information can be found on the Corporation’s website at www.hnicorp.com.

Forward-Looking Statements

This release contains “forward-looking” statements based on current expectations regarding future plans, events, outlook, objectives, financial performance, and expectations for sales growth, including statements regarding HNI’s ability to achieve the estimated benefits of the consolidation described above within the anticipated time period and subject to the costs in the amounts estimated. Forward-looking statements can be identified by words including “expect,” “believe,” “anticipate,” “estimate,” “may,” “will,” “would,” “could,” “confident,” or other similar words, phrases, or expressions. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Corporation’s actual future results and performance to differ materially from expected results. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results due to the risks and uncertainties described elsewhere in this release, including but not limited to: the Corporation’s ultimate realization of the anticipated benefits of the acquisition of KII; disruptions in the global supply chain; the effects of prolonged periods of inflation and rising interest rates; labor shortages; the levels of office furniture needs and housing starts; overall demand for the Corporation’s products; general economic and market conditions in the United States and internationally; industry and competitive conditions; the consolidation and concentration of the Corporation’s customers; the Corporation’s reliance on its network of independent dealers; change in trade policy; changes in raw material, component, or commodity pricing; market acceptance and demand for the Corporation’s new products; changing legal, regulatory, environmental, and healthcare conditions; the risks associated with international operations; the potential impact of product defects; the various restrictions on the Corporation’s financing activities; an inability to protect the Corporation’s intellectual property; cybersecurity threats, including those posed by potential ransomware attacks; impacts of tax legislation; and force majeure events outside the Corporation’s control, including those that may result from the effects of climate change. A description of these risks and additional risks can be found in the Corporation’s annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q. The Corporation assumes no obligation to update, amend, or clarify forward-looking statements, except as required by applicable law.